Exhibit 99

www.Frontier.com

Frontier Communications Corporation Declares First-Quarter Dividends

Norwalk, Conn., Feb. 15, 2017 — Frontier Communications Corporation (NASDAQ: FTR) announced today that its Board of Directors has declared a regular quarterly cash dividend on Frontier’s 11.125% Mandatory Convertible Preferred Stock, Series A, of $2.78125 per share, payable on March 31, 2017 to holders of record at the close of business on March 15, 2017.

The Board of Directors also has declared a regular quarterly cash dividend of $0.105 per share of common stock, payable on March 31, 2017 to holders of record at the close of business on March 15, 2017.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier’s video offerings include Frontier FiOS® and Vantage TV by Frontier™ with 100 percent HD picture quality, Total Home DVR, instant channel change, enhanced search, Video on Demand, and much more. Business Edge™ offers communications solutions to small, medium, and enterprise businesses. More information about Frontier is available at www.frontier.com.

Please note that Frontier has a new logo that is available for download at the Press Room.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Peter DePasquale
Vice President, Investor Relations	Vice President, Corp. Comm.
(203) 614-5044	(203) 614-5097
luke.szymczak@ftr.com	peter.depasquale@ftr.com

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